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                                                                     EXHIBIT 8.2


                                                              212-859-8171
                                                           (FAX: 212-859-8588)
August 23, 1996


DeSoto, Inc.
900 East Washington Street
Joliet, Illinois 60433

                  RE: Federal Income Tax Consequences of Merger of a
                      Keystone Consolidated Industries, Inc. Subsidiary into DeSoto, Inc.

Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of a wholly-owned subsidiary ("Sub") of Keystone Consolidated Industries, Inc. ("Keystone"), into DeSoto, Inc. ("DeSoto"), pursuant to which DeSoto will become a wholly-owned subsidiary of Keystone.

         In reaching the opinions expressed below, we have reviewed and relied on (i) the Agreement and Plan of Reorganization, dated as of June 26, 1996, between Keystone and DeSoto (the "Merger Agreement"), and (ii) certain representations made by Keystone, DeSoto and certain stockholders of DeSoto.

         Based upon and subject to the foregoing, and assuming that the Merger and related transactions take place in accordance with all the terms of the Merger Agreement, it is our opinion that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

         The opinion expressed herein is solely for your benefit and the benefit of holders of outstanding DeSoto common stock and may not be relied on in any manner or for any purpose by any other person or entity.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 and to the reference to this firm under the caption "The Reorganization Agreement - Certain Federal Income Tax Matters" in the Joint Proxy Statement/Prospectus included as part of the Registration Statement.

                                                    Very truly yours,

                                        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                        By: /s/Lee S. Parker
                                           -------------------------------------
                                                        Lee S. Parker